EXHIBIT 22.1

                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                             JURISDICTION OF             PERCENT
NAME                                          INCORPORATION               OWNED

Four Seasons Realty of Minnesota, Inc.         Minnesota                  100%

Four Seasons Realty of Wisconsin, Inc.         Wisconsin                  100%

Laurentian Development Corporation             Minnesota                  100%

Resort Hospitality, Inc.                       Minnesota                  100%

Four Seasons Realty of Michigan, Inc.          Michigan                   100%

T.I. Financial, Inc.                           Minnesota                  100%

Kinkaid Development Corporation                Illinois                   100%

Four Seasons Builders, Inc.                    Minnesota                  100%